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Exhibit 12(a)(3)


                           NOTICE OF REDEMPTION PERIOD

                                      UNDER

             UNITS CONSISTING OF REDEMPTION RIGHTS AND COMMON STOCK

                              ORIGINALLY ISSUED BY

                             THERMOLASE CORPORATION

                   AND ASSUMED BY THERMO ELECTRON CORPORATION

           PURSUANT TO WHICH THE UNITS WILL BE REDEEMED AT A PRICE OF

                                 $20.25 PER UNIT

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      THE REDEMPTION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON MONDAY, APRIL 30, 2001.
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                                                                  March 21, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    The enclosed Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO relates to the obligation of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), to redeem all of the outstanding Units, each consisting of 0.132 of a share of Thermo Electron's Common Stock, par value $1.00 per share (the "Common Stock"), and one redemption right (the "Redemption Rights", and, together with the fractional share of Common Stock, the "Units"), from surrendering holders of the Units. The Units were originally issued by ThermoLase Corporation, formerly a publicly-traded, majority-owned subsidiary of Thermo Electron. Thermo Electron assumed ThermoLase's obligations under the Units in connection with the merger of ThermoLase into Thermo Electron in August 2000. Each Redemption Right entitles the holder to surrender, during the period from April 3, 2001 through April 30, 2001, one Unit for a redemption price of $20.25, net to the surrendering holder in cash, without interest thereon, upon the terms and subject to the conditions set forth in the enclosed Tender Offer Statement and Rule 13e-3 Transaction Statement and in the Unit Certificate.

    Enclosed for your information, and for forwarding to your clients for whose accounts you hold Units registered in your name or in the name of your nominees, are copies of the following documents:

    1. The Schedule TO dated March 21, 2001.

    2. A form of letter that may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Units.

    3. A return envelope addressed to American Stock Transfer & Trust Company, the transfer agent for the Units.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE REDEMPTION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 30, 2001.


                                                    Very truly yours,

                                                    Thermo Electron Corporation

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THERMO ELECTRON CORPORATION OR THE TRANSFER AGENT FOR THE UNITS, OR ANY AFFILIATE OF EITHER OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.